Exhibit 99.1

Enveric Biosciences Completes Manufacturing of EB-373 to Supply Drug Material for Completion of Preclinical Program

High purity of manufactured prodrug product allows Enveric and partners to ship EB-373 without being subject to restrictions required for controlled substances

CAMBRIDGE, Mass., August 21, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced that it has completed manufacturing of drug material enabling the completion of preclinical work for EB-373 including all bioanalytical method validation, GLP toxicology and GLP safety pharmacology studies. Enveric plans to immediately commence remaining GLP studies to provide critical data required to initiate human trials for EB-373. The Company expects to complete all remaining preclinical studies required for Human Research Ethics Committee (HREC) submission in Australia before year-end 2023.

Enveric and its contract development and manufacturing organization (CDMO) partner worked together to optimize and scale up the manufacturing process for EB-373, successfully producing sub-kilogram amounts of the EB-373 salt form with 99% purity. With the high purity of EB-373 manufactured drug product, Enveric measured no controlled impurities within the analytical limit of quantitation. As a result of this high purity product, Enveric and its research partners will be able to handle and ship EB-373 without restrictive limitations required for controlled substances.

“We are excited to highlight the extremely high-quality formulation and manufacturing work of our team and partners as we take the final steps required to bring EB-373 into initial clinical trials,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “By eliminating the restrictive requirements of handling and shipping controlled substances, we expect our research teams and partners will be able to work more efficiently, saving Enveric time and costs both now and in our future clinical trials.”

About EB-373

Enveric’s lead drug candidate, EB-373, is a New Chemical Entity (NCE), designed as a next-generation proprietary psilocin prodrug and developed leveraging the company’s Psybrary™ drug discovery platform to target anxiety disorders. In preclinical studies, EB-373 displayed efficient prodrug parameters, demonstrating rapid and complete generation of psilocin both in vitro and when orally administered. Mice treated with EB-373 demonstrate dose-dependent induction of head twitch response characteristic of psilocin. In the Marble Burying Test, an animal behavioral model of anxiety, EB-373 was able to promptly rescue the enhanced rate of marble burying observed in chronically stressed mice, in line with the control baseline behavior and with long-term anxiolytic benefits lasting the length of the study, 7 days post-dose.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics targeting neuronal atrophy for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact

Investor Relations

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng

(862) 213-1398

dboateng@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com